  EXHIBIT 23.1

PLS CPA, A Professional Corp.

t 4725 MERCURY STREET SUITE 210 t SAN DIEGO t CALIFORNIA 92111 t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 764-5480

t E-MAIL changgpark@gmail.comt

August 8, 2016

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements on Form 10-K of Sharing Services, Inc. of our report dated on August 8, 2016, on our audit of the financial statements of Sharing Services, Inc. as of April 30, 2016 and 2015, and the related statements of operation, stockholders' equity and cash flows for the year ended April 30, 2016 and the period from April 24, 2015 (inception) to April 30, 2015.

Very truly yours,

/s/ PLS CPA

____________________________

PLS CPA, A Professional Corp.